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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                  REGISTRATION NO. 333-29871
PROSPECTUS SUPPLEMENT
(To PROSPECTUS,
dated September 10, 1997)


                               THERMA-WAVE, INC.

OFFER TO EXCHANGE ITS SERIES B 10-5/8% SENIOR NOTES DUE 2004 FOR ANY AND ALL OF
                 ITS OUTSTANDING 10-5/8% SENIOR NOTES DUE 2004


     Therma-Wave, Inc., a Delaware corporation (the "Company"), hereby supplements its Prospectus, dated September 10, 1997 (the "Prospectus"), relating to its offer (the "Exchange Offer") to exchange $1,000 principal amount of its Series B 10-5/8% Senior Notes due 2004 (the "New Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), for each $1,000 principal amount of its outstanding 10-5/8% Senior Notes due 2004, of which $115,000,000 principal amount is outstanding, as follows:

     On October 2, 1997, the Company filed with the Securities and Exchange Commission under the Securities Act a registration statement on Form S-1 (Registration Statement No. 333-37075) (the "Registration Statement") relating to a proposed initial public offering (the "Offering") of up to $36.8 million of its Common Stock (including shares issuable upon the exercise of an over-allotment option granted to the underwriters participating in the Offering) in a firm commitment underwritten offering led by BT Alex. Brown Incorporated, Lehman Brothers Inc. and Montgomery Securities. The Company intends to use the net proceeds from the Offering to redeem $26 million aggregate principal amount of the New Notes and to pay the redemption premium and accrued and unpaid interest thereon. The New Notes will be redeemed at a price equal to 110.625% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption.

     The Company anticipates that the Offering will be completed by the end of November 1997. Numerous factors, many of which are beyond the control of the Company, may cause the Offering not to be completed or, if completed, to be on terms different that as described herein. Such factors include, among other things, market conditions in the semiconductor capital equipment industry and the general status of the securities market (particularly, the technology sector thereof). As a result, no assurance can be given that the Offering will be completed, or, if completed, will be on the terms set forth herein.

     This Prospectus Supplement does not constitute an offer to sell or a solicitation of any offer to buy any of the shares of Common Stock included in the Registration Statement. In addition, this Prospectus Supplement does not alter or otherwise change any of the terms or conditions of the Exchange Offer as set forth in the Prospectus.

          The date of this Prospectus Supplement is October 3, 1997.